Exhibit 10.6

Execution Version

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (“Amendment”) is entered into as of June 25, 2015, by and between Jeffrey Bailey, an individual (“Employee”), and Lantheus Medical Imagining, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company and the Employee are party to that certain Employment Agreement entered onto on May 8, 2013 (the “Employment Agreement”);

WHEREAS, the first underwritten public offering and sale of shares of common stock of Lantheus Holdings, Inc. (“Holdings”), the Company’s parent, for cash pursuant to an effective registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Initial Public Offering”) shall occur in the near future;

WHEREAS, in anticipation of Holdings’ Initial Public Offering, the Company and Employee desire to amend the Employment Agreement to reflect the changes set forth herein; provided that such amendments and this Amendment shall be effective upon the consummation of such Initial Public Offering; and

WHEREAS, capitalized terms that are not defined herein shall have the same meaning as set forth in the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

1. Amendment to Employment Agreement.

(a) The first sentence of Section 3(a) of the Employment Agreement is amended and restated in its entirety to read as follows:

“The Company shall pay to Executive an annual base salary (the “Base Salary”) of not less than $550,000, less taxes and withholdings, payable in accordance with the regular payroll practices of the Company.”

(b) The first sentence of Section 3(c) of the Employment Agreement is amended and restated in its entirety to read as follows:

“Executive shall be eligible to receive an annual, discretionary cash bonus (“Annual Cash Bonus”) less taxes and withholdings, with a target bonus opportunity of 100% of Executive’s Base Salary for the applicable calendar year (the “Target Bonus”) and a maximum bonus opportunity of 180% of Executive’s Base Salary for the applicable calendar year.”

(c) Section 4(a)(i) of the Employment Agreement is amended and restated in its entirety to read as follows:

“(i) an amount equal to 100% of Executive’s Base Salary on the date of termination, less taxes and withholdings, payable in substantially equal installments over a period of 12 months in accordance with the Company’s normal payroll practices, with payments commencing with the Company’s first payroll after the sixtieth (60th) day following Executive’s termination of employment, and such first payment shall include any such amounts that would otherwise be due prior thereto;”

(d) Section 4(a)(ii) of the Employment Agreement is deleted in its entirety and replaced with the following:

“(ii) [Intentionally Deleted];”

(e) Section 4(b)(i) of the Employment Agreement is amended and restated in its entirety to read as follows:

“(i) an amount equal to 200% of Executive’s Base Salary on the date of termination, less taxes and withholdings, payable in substantially equal installments over a period of 12 months in accordance with the Company’s normal payroll practices, with payments commencing with the Company’s first payroll after the sixtieth (60th) day following Executive’s termination of employment, and such first payment shall include any such amounts that would otherwise be due prior thereto;”

(f) Section 4(b)(ii) of the Employment Agreement is deleted in its entirety and replaced with the following:

“(ii) [Intentionally Deleted];”

(g) All references in the Employment Agreement to “Section 409A” are hereby clarified to mean “Section 409A of the Internal Revenue Code of 1986, as amended.”

2. References. All references in the Employment Agreement to “this Agreement” and any other references of similar import shall hereinafter refer to the Employment Agreement as amended by this Amendment.

3. Remaining Provisions. Except as expressly modified by this Amendment, the Employment Agreement shall remain in full force and effect. This Amendment embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, oral or written, relative thereto.

4. Governing Law and Forum Selection.

(a) All disputes, claims or controversies arising out of or relating to this Amendment, or the negotiation, validity or performance of this Amendment, or the transactions contemplated hereby, shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to the conflict of laws principles of such State.

(b) In connection with any litigation arising out of or relating to this Amendment, the negotiation, execution, delivery, performance or validity of this Amendment, or the transactions contemplated hereby, each of the parties hereto irrevocably and unconditionally (i) consents to submit to the sole and exclusive jurisdiction of (x) any state court of the State of Delaware having subject matter jurisdiction over the matter and sitting in the city of Wilmington, Delaware or (y) any court of the United States located in the State of Delaware, if under applicable law exclusive jurisdiction over the matter is vested in the federal courts; (ii) agrees not to commence any litigation relating thereto except in the courts identified in accordance with clause (i) hereof and waives any objection to the laying of venue of any such litigation in any such court; and (iii) agrees not to plead or claim in any such court that such litigation brought therein has been brought in an inconvenient forum. Each of the parties hereto agrees that service of process may be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to the preceding sentence shall have the same legal force and effect as if served upon such party personally within the State of Delaware.

5. Amendment Effective Date. This Amendment shall be effective as of immediately prior to the consummation of Holdings’ Initial Public Offering, and to the extent such Initial Public Offering does not occur prior to December 31, 2014, this amendment shall be void ab inito.

6. Counterparts. This Amendment may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

LANTHEUS MEDICAL IMAGING, INC.

By	/s/ Michael P. Duffy
Name:	Michael P. Duffy
Title:	Vice President, General Counsel and Secretary

ACCEPTED AND AGREED:

/s/ Jeffrey Bailey
Name:	Jeffrey Bailey
Date:	June 25, 2015

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